Exhibit 4.1
Chief Executive Officer’s Certificate
     The undersigned, on behalf of ProLogis (the “Company”), acting pursuant to resolutions adopted by the Pricing Committee of the Board of Trustees (the “Board”) of the Company on October 27, 2009, hereby establishes a series of Debt Securities by means of this Chief Executive Officer’s Certificate in accordance with the Indenture, dated as of March 1, 1995 (the “Base Indenture,” and as supplemented by the First Supplemental Indenture thereto, the Second Supplemental Indenture thereto, the Third Supplemental Indenture thereto, the Fourth Supplemental Indenture thereto, the Fifth Supplemental Indenture thereto, the Sixth Supplemental Indenture thereto, the Seventh Supplemental Indenture thereto, the Eighth Supplemental Indenture thereto and the Ninth Supplemental Indenture thereto, the “Indenture”), between the Company and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”). Capitalized terms used but not defined in this Chief Executive Officer’s Certificate shall have the meanings ascribed to them in the Indenture.
7.375% Notes due 2019
     1. The series shall be entitled the “7.375% Notes due 2019” (the “Notes”).
     2. The Notes initially shall be limited to an aggregate principal amount of $600,000,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.
     3. The Notes shall bear interest at the rate of 7.375% per annum. The aggregate principal amount of the Notes is payable at maturity on October 30, 2019. The interest on this Series shall accrue from October 30, 2009 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes will be payable semi-annually on April 30 and October 30 of each year (each an “Interest Payment Date”), commencing on April 30, 2010. Interest shall be paid to persons in whose names the Notes are registered on the April 15 and October 15 preceding the Interest Payment Date (each a “Regular Record Date”).
     4. Payment of the principal of and interest, if any, on the Notes (or Make-Whole Amount, if applicable) will be made, the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, City of New York and the office of the Trustee, initially located at 180 E. Fifth Street, 4th Floor, St. Paul, Minnesota 55101, Attention: Corporate Trust Division.
     5. The Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, upon notice of not more than 60 nor less than 30 days prior to the Redemption Date, at a redemption price (the “Make-Whole Amount”) equal to the greater of

(1)	100% of the principal amount of the Notes to be redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points.
     In each case the Company will pay accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.
     The following definitions apply with respect to the Make-Whole Amount:
          “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.
          “Reference Treasury Dealer” means each of Banc of America Securities LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., and their successors, and two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.
     6. The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.
     7. The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.
     8. The Security Registrar and Paying Agent for the Notes shall be the Trustee.
     9. The principal amount of the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Indenture.
     10. The Notes shall be denominated in and principal of or interest on the Notes (or Make-Whole Amount, if applicable) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     11. Except as provided in paragraph 5 of this Chief Executive Officer’s Certificate the amount of payments of principal of or interest on the Notes (or Make-Whole Amount, if applicable) shall not be determined with reference to an index or formula.
     12. None of the principal of or interest on the Notes (or Make-Whole Amount, if applicable) will be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.
     13. Except as set forth in the Indenture or the Trust Indenture Act of 1939, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.
     14. The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture (as supplemented through the Ninth Supplemental Indenture).
     15. The Notes shall be issued in the form of permanent global Securities as set forth in Section 305 of the Indenture.
     16. The Notes will not be issued in the form of Bearer Securities or temporary global Securities.

     17. Sections 1402 and 1403 of the Indenture shall be applicable to the Notes.
     18. The Notes will not be issued upon the exercise of debt warrants.
     19. The Notes shall not provide for the payment of Additional Amounts.
     20. The other terms and conditions of the Notes shall be substantially as set forth in the Indenture, in the Prospectus Supplement dated October 27, 2009 and in the Prospectus dated October 27, 2009 relating to the Notes.
     The undersigned approves in all respects the terms and conditions of the Underwriting Agreement, dated October 27, 2009, entered into by and among Banc of America Securities LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the underwriters named in Schedule A thereto and the Company.
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     Dated: October 30, 2009

PROLOGIS
By:	/s/ Walter C. Rakowich
Walter C. Rakowich
Chief Executive Officer

By:	/s/ Edward S. Nekritz
Edward S. Nekritz
Secretary